Filed pursuant to Rule 433
February 24, 2006
Relating to
Amendment No. 1 to Pricing Supplement No. 25 dated February 15, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Pricing Sheet – February 24, 2006
Senior Floating Rate Notes

Issue Price:	100%

Aggregate Principal Amount:	$12,500,000 (increased from $10,000,000)

Original Issue Date (Settlement):	March 1, 2006

Maturity:	March 1, 2011

Base Rate:	CMT Rate, with a Designated CMT Maturity Index of 10 years, reset monthly

Spread (Plus or Minus):	Plus .30%

Interest Accrual Date:	March 1, 2006

Interest Payment Dates:	Monthly, beginning April 1, 2006

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61745ETR2

Issuer Ratings:	Aa3 / A+

Agent:	Morgan Stanley & Co. Incorporated

Agent’s Commissions:	.20%

Proceeds to Company:	99.80%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 25, dated February 15, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006